FOR IMMEDIATE RELEASE April 1, 2004	Contacts:	Investors Mitchell Cohen 212/440-1551	Media Robin Schoen 215/504-2122

Ramp Corporation Provides Details Concerning Amended 10-Q,

12b-25 Extension Filing and Company Activity

New York, NY - Ramp Corporation [AMEX: RCO] filed with the Securities and Exchange Commission on March 30, 2004 an amendment and restatement of its Quarterly Report for the First Quarter of 2003 on Form 10-Q/A and a Form 12b-25 to extend the time for filing our Annual Report on Form 10-K.

We filed the Form 10-Q/A because we concluded that we should reclassify the accounting treatment of: (i) $173,000 of deferred revenue that should have been, but was not, recognized as of March 31, 2003; and (ii) $163,000 of non-cash charges that should have been taken during that quarter, but were not, associated with the issuance and modification of certain warrants. The net effect of these changes was to decrease our previously reported net loss by $10,000, from $2,457,000 to $2,447,000.

We filed for an extension to file our Form 10-K because of the extra time needed due to our move to larger facilities in February and the appointment of a new Chief Financial Officer on November 17, 2003. As required by Rule 12b-25, we estimated a net loss of approximately $29,000,000 for 2003, an increase of approximately $20,000,000 over the net loss of approximately $9,000,000 reported for 2002, and a net loss of approximately $19,000,000 for the fourth quarter of 2003, an increase of approximately $14,700,000 over the net loss of approximately $4,300,000 for the fourth quarter of 2002. Of these increased net losses, approximately $9,000,000 for 2003 and approximately $3,500,000 for the fourth quarter of 2003 were operating losses due to our expected growth and the requisite expansion of our work force, equipment and office space. The remaining increases in the net losses were due to non-cash charges associated with capital-raising activities and stock-based compensation to former and current management and board members.

We anticipate that growth in our expenses will continue to outpace the growth in our revenues for at least 6 to 12 months as we continue to expand our work force, equipment and office space to meet our needs to fulfill our existing and anticipated business opportunities. Not reported in the Form 12b-25 were the revenues of approximately $300,000 during the fourth quarter of 2003, mostly attributable to our Frontline acquisition, which closed in November 2003.

We currently are in a better cash position than we have been at any time since new management took over in September 2002. We believe we are now able to compete for large contracts that can provide access to physicians, nursing homes and other healthcare industry participants, all of which should ultimately lead to revenue.

Yesterday, we announced a partnership with a Massachusetts company in the long-term care industry. This was accomplished with many of the new employees brought in over the past six months, and ultimately leads to a whole new division being developed around our CareGiver™ product offering.

As stated in previous Conference Calls, we are very excited about the opportunity in this area and are working on other relationships in the industry that can enhance our growth potential as a company. These are projects that take significant time to develop. Fortunately, we are getting closer to revenue generation, one of our prime goals.

Our advertising program, where we have spent less than $500,000 over the past six months continues to be encouraging. The physician response has come from over 40 states, and every day our website is hit by patients, doctors, and healthcare facilities from all over the world. Coupled with our previously announced program sponsored by one of our PBM partners, we currently have a backlog of over 250 practices in the early stages of lead generation and deployment, with as many as 100 practices anticipated to be installed over the next 30 to 60 days.

We are in the process of working with many large physician groups around the country to demonstrate the practicality, ease of use, and significant benefits of our applications. The process is time consuming and delicate and requires a large well-trained labor force to guarantee implementation. We are working diligently to increase our physician count and usage every day. However, our move to new facilities caused a brief slowdown during the first quarter, but we are now moving forward at full speed. We will continue to invest in productive resources, both personnel and other, as we believe the opportunities in front of us are both substantial and potentially highly profitable. While our industry is in its earliest stages of formation, we are aggressively positioning ourselves as a major participant in the healthcare connectivity marketplace.

We are significantly better positioned today to capture a blossoming market. Over the coming months we intend to share with you many more details about our transition from a company without significant revenues.

Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CareGiver and CarePoint™ suites of technologies. CareGiver allows long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop Internet web browser. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Ramp's Frontline division provides a state of the art telecommunications center that enables 24/7 communication between a medical practice and its patients. Additional information about Ramp, and its products and services, can be found at www.Ramp.com.

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Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.